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EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

        We consent to the use in this Amendment No. 1 to Registration Statement No. 333-104928 of Riverwood Holding, Inc. on Form S-4 of our report dated February 15, 2002, April 10, 2003 as to the effect of the restatement referred to in the fifth paragraph of such report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in the method of accounting for derivative instruments and hedging activities and (ii) the restatement of the 2001 consolidated financial statements), appearing in the Proxy Statement/Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Atlanta, Georgia
June 13, 2003

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INDEPENDENT AUDITORS' CONSENT